Schedule 14A Information
                   Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

Filed by Registrant [ x ]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[x]  Definitive  Proxy  Statement
[ ]  Definitive  Additional Materials
[ ]  Soliciting Material Pursuant to Section  240.14a-11(c) or
     Section 240.14a-12

                             Mednet, MPC Corporation
                (Name of Registrant as Specified In Its Charter)

                             Mednet, MPC Corporation
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

[x] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules  14a6(i)(4) and 0-11.

1)  Title of Each class of securities to which transaction applies:

- --------------------------------------------------------------------------------

2)  Aggregate number of securities to which transaction applies:

- --------------------------------------------------------------------------------

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:1

- --------------------------------------------------------------------------------

4)  Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------

1 Set forth the amount on which the filing fee is calculated and state how it was determined.

[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

   ---------------------------------------------

2) Form, Schedule or Registration Statement No.:


   ---------------------------------------------

3) Filing Party:

   ---------------------------------------------

4) Date Filed:

MEDNET, MPC CORPORATION
871-C Grier Drive
Las Vegas, Nevada 89119


NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
May 20, 1996


The Annual Meeting of Shareholders of Mednet, MPC Corporation, a Nevada corporation (the "Company"), will be held at 9:00 a.m. on May 20, 1996 at Alexis Park, 375 E. Harmon, Las Vegas, Nevada 89119, for the following purposes:

     1)  To elect four directors to three-year terms of office;

     2) To ratify the appointment of McGladrey & Pullen, LLP as auditors to examine the Company's accounts for the fiscal year ending December 31, 1996;

     3) To transact such other business as may properly come before the meeting or any and all adjournments thereof.

All shareholders are cordially invited to attend the meeting, although only shareholders of record at the close of business on April 19, 1996 will be entitled to vote.

A Proxy Statement explaining the matters to be acted upon at the meeting follows. Please read it carefully.

                       BY ORDER OF THE BOARD OF DIRECTORS,



April 22, 1996             Julie Ledbetter, Secretary


================================================================================
YOUR VOTE IS IMPORTANT-PLEASE SIGN, DATE, AND RETURN YOUR PROXY CARD
================================================================================

Shareholders are urged to date, sign and return the enclosed Proxy card in the envelope provided, which requires no postage if mailed in the United States. Your prompt return of the Proxy card will help assure a quorum at the meeting and avoid additional Company expense for further solicitation.

                                 PROXY STATEMENT

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of Proxies by the Board of Directors of Mednet, MPC Corporation, a Nevada corporation (the "Company"), for use at the Annual Meeting of Shareholders of the Company to be held at Alexis Park, 375 E. Harmon, Las Vegas, Nevada 89119, at 9:00 a.m. on May 20, 1996 and at any and all adjournments of such meeting.

If the enclosed Proxy card is properly executed and returned in time to be voted at the meeting, the shares represented will be voted in accordance with the instructions contained therein. Executed Proxies that contain no instructions will be voted for the nominees for directors indicated herein and for the proposals on the agenda.

Shareholders who execute Proxies for the Annual Meeting may revoke their proxies at any time prior to their exercise, by delivering written notice of revocation to the Company, by delivering a duly executed Proxy bearing a later date, or by attending the meeting and voting in person. Written notice of revocation should be mailed to M.B. Merryman, President, Mednet, MPC Corporation, 871-C Grier Drive, Las Vegas, Nevada 89119.

The cost of the meeting, including the cost of preparing and mailing this Proxy Statement and Proxy, will be borne by the Company. The Company may, in addition, use the services of its directors, officers and employees to solicit Proxies, personally or by telephone, but at no additional salary or compensation. The Company also requests banks, brokers and others who hold Common Shares of the Company in nominee names to distribute annual reports and Proxy soliciting materials to beneficial owners and shall reimburse such banks and brokers for reasonable out-of-pocket expenses which they may incur in so doing.

The Company's executive offices are located at 871-C Grier Drive, Las Vegas, Nevada 89119.

VOTING RIGHTS AND VOTE REQUIRED

Only shareholders of record at the close of business on April 19, 1995, will be entitled to vote at the Annual Meeting. On the record date, the Company had outstanding 28,593,889 Common Shares, $.001 par value per share. Each issued Common Share entitles its record owner to one vote on each matter to be voted upon at the meeting. On the record date, the Company had outstanding 267,500 shares of its 10% Series A Convertible Exchangeable Preferred Stock ("Series A Preferred"), 37,500 shares of Series C Preferred Stock ("Series C Preferred") and 300,000 shares of Series D Preferred Stock ("Series D Preferred"). The Series A Preferred, Series C Preferred and Series D Preferred vote as a class with the Common Shares on matters scheduled to come before the meeting with combined voting power equivalent to 2,120,833 Common Shares. Cumulative voting is not permitted under the Articles of Incorporation of the Company.

The presence in person or by Proxy of the holders of Common Shares, Series A Preferred, Series C Preferred and Series D Preferred representing a majority of the total voting power of the Company which are entitled to be voted at the Annual Meeting is necessary in order to constitute a quorum for the meeting. The four nominees receiving the highest number of votes will be elected directors. If a quorum is present, the approval of each of the other Proposals set forth in this Proxy Statement requires the affirmative vote of the holders of at least a majority of the voting power present and entitled to vote at the Annual Meeting.

The Board of Directors unanimously recommends an affirmative vote for each of the Proposals set forth in this Proxy Statement. It is the intent of each of the members of the Board of Directors to vote his shares in favor of each of the Proposals contained in this Proxy Statement.

The date of this Proxy Statement is April 22, 1996

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the names and ages of the members of the Company's Board of Directors and its executive officers, and sets forth the position with the Company held by each:

Name                        Age                       Position
- ----                        ---                       --------

Hon. Leo T. McCarthy**       65     Chairman of the Board of Directors

M. B. Merryman***            54     President, Chief Executive Officer, Director

Dennis Smith                 48     Executive Vice President, Chief Operating
                                    Officer

Jane E. Freeman              42     Executive Vice President - Account Services
                                    Development

Dr. David L. Dalton          47     Executive Vice President - Corporate
                                    Development

Don Bradenbaugh              55     President of Medi-Claim, Inc.

S. E. Roberts                49     Treasurer

Thomas Warren                55     Executive Vice President, Chief Financial
                                    Officer

Julie Ledbetter              25     Corporate Secretary

Byron S. Georgiou*           47     Director

Edward T. Hanley, Jr.***     39     Director

Edward F. Heil*              51     Director

Dr. Sol Lizerbram*           48     Director

Robert W. Quick**            75     Director

Matthew C. Strauss***        62     Director

Lincoln R. Ward**            72     Director

Donald Kirsch**              63     Director

Steven F. Mayer*             36     Director

  *     Term as director expires in 1996.
 **     Term as director expires in 1997.
***     Term as director expires in 1998.


The  Board  of  Directors  presently  maintains  an  Audit  Committee,  a Safety
Committee, a Nominating Committee, a Compensation Committee and a Strategic Planning Committee. Messrs. L. Ward and M. Strauss are members of the Audit Committee. The Audit Committee held six meetings during 1995. Messrs. M. Strauss, E. Heil and L. Ward are members of the Safety Committee. The Safety Committee held three meetings during 1995. Messrs. E. Heil, R. Quick and B. Georgiou are members of the Compensation Committee. The Compensation Committee held no meetings during 1995. Messrs. E. Hanley, S. Lizerbram and L. McCarthy are members of the Nominating Committee. The Nominating Committee held one meeting during 1995. Messrs. L. McCarthy, B. Georgiou, E. Hanley and S. Lizerbram are members of the Strategic Planning Committee. The Strategic Planning Committee held one meeting during 1995.

Honorable Leo T. McCarthy. Mr. McCarthy joined the Board of Directors in June, 1994 and currently serves as its Chairman. He served as Lieutenant Governor of California for 12 years until his retirement in 1994. During that period, he chaired the California Commission on Economic Development. Mr. McCarthy is admitted to the practice of law in California. Mr. McCarthy graduated from the University of San Francisco and the San Francisco Law School. Mr. McCarthy serves on the Boards of Linear Technology Corp. and FloWind International Shopping Network.

M.B. Merryman. Dr. Merryman has been Chief Executive Officer, President, and a Director of the Company since December, 1987. He also served as Treasurer of the Company from December, 1987 until January, 1989. He also served as Chief Operating Officer from December, 1987 through June, 1992. Additionally, he served as Chief Financial Officer from December, 1987 through March, 1992. From November, 1987 to September, 1989, he served as President of Sino Business Machines, Inc., a Canadian computer company. From May, 1986 to February, 1989, Dr. Merryman was an officer and Director of China Business Machines Holding Company, a privately-held concern which is the parent of Sino Business Machines, Inc.

Dennis Smith. Mr. Smith has been Vice President of the Company since 1987 and was named Executive Vice President and Chief Operating Officer in June of 1992. Additionally, he served as a director of the Company from June, 1985 until January, 1989. Mr. Smith received his B.A. in 1969 from the University of Miami. He is experienced in pharmacy operations, as well as other business activities. He was previously the president of an export/import company, specializing in business with China. From November, 1983 through January, 1985, Mr. Smith was the Senior Buyer for pharmaceutical and over-the-counter products for AARP's Las Vegas pharmaceutical facility. As AARP's Senior Buyer, Mr. Smith's responsibilities included management of the buying staff responsible for purchasing $18 million in pharmaceutical products for AARP's mail-service business.

Jane E. Freeman. Ms. Freeman was named Executive Vice President - Marketing Services in October 1993. She also served as Vice-President, Client Services from April 1992 to October 1993. From January 1989 through April 1992, she served as the Company's Vice President - Sales and Marketing. She was the General Manager from April, 1988 until January, 1989. Ms. Freeman received her B.S. degree in Communications from Southern Illinois University in 1976.

Dr. David L. Dalton. Dr. Dalton is an Executive Vice President of Mednet. Dr. Dalton joined Medi-Mail and Medi-Claim, Inc. in November of 1994 in connection with the acquisition by Medi-Claim, Inc. of the assets of Medical Service Agency, Inc., dba Mednet, a pharmacy benefits management company. From November 1989 until joining the Company, Dr. Dalton served as Chairman, President and Chief Executive Officer of Medical Service Agency, Inc., dba Mednet. Prior to that, Dr. Dalton was a Senior Vice President of Reliable Drug, Inc. from July 1989 until November 1989 and served in several capacities with Rite Aid Corporation from 1971 through 1989, including Vice President (Corporate) from 1983 through 1989. He is currently a member of several boards of directors including Blue Shield of Pennsylvania. Dr. Dalton became a Doctor of Pharmacy (Maryland Registration) in 1974. He received a B.S. in Pharmacy from West Virginia University in 1971 and was honored as one of the top ten graduates over a 100-year span. Dr. Dalton is the President and a principal shareholder of Managed Care Rx, a retail and institutional specialty care pharmacy.

Don Bradenbaugh. Mr. Bradenbaugh was named President of Medi-Claim, Inc. in December, 1995, having served as Vice President of Operations since 1993. From 1981 to 1995, Mr. Bradenbaugh held various positions with Rite Aid Corporation, including Pharmacy Manager, Pharmacy Operations Supervisor, Director of Third Party Affairs and Director of Legislative Affairs. Mr. Bradenbaugh's pharmacy experience includes 14 years of retail store ownership, 14 years of chain pharmacy management and claims processing expertise. Mr. Bradenbaugh received his Bachelor of Science in Pharmacy degree from the University of Maryland School of Pharmacy.

S.E. Roberts. Mr. Roberts has been the Treasurer of the Company since January, 1989 and was Secretary of the Company from October, 1989 through 1991 and again from 1993 to 1995. From 1988 to 1992, he served as Controller of the Company. Mr. Roberts received his B.S. degree in Accounting from San Diego State University in 1970. From 1987 to 1989, he was the Research Director of Sino Business Machines, Inc., a Canadian computer company. From 1978 to 1991, he served as Controller/Vice President of Eucalyptus Productions, Inc., a privately-held California corporation specializing in typesetting/graphic arts.

Thomas Warren. Mr. Warren joined the Company in January, 1996 as its Chief Financial Officer and Executive Vice President. From 1993 to September, 1995, he owned and operated a retail supermarket in Cocoa Beach, Florida. The supermarket was closed because of the entry of a Walmart supercenter and an Albertson's in the market area. Personal guaranties of the supermarket's debts necessitated Mr. Warren and his wife filing for protection under chapter 7 of the Bankruptcy Code on September 29, 1995. From 1979 to 1993, he held executive financial positions in the food distribution industry. These include serving as Chief Financial Officer for The Eli Witt Co. (1991 to 1993), ShopRite Supermarkets, Inc. (1989 to 1991) and American Seaway Foods - Fisher Foods (1985 to 1989). Mr. Warren received a BBS in Accounting and Finance from Wayne State University in 1963.

Julie  Ledbetter.  Ms.  Ledbetter  has served as Secretary of the Company  since
June, 1995. Ms. Ledbetter has served in various capacities with the Company since 1990 including Accounting Data Entry clerk, Office Manager and Assistant to the President.

Byron S. Georgiou. Mr. Georgiou has been a Director of the Company since January, 1989. He is President of American Partners Capital Group, Inc., a firm serving the alternative investment needs of institutional investors. Mr. Georgiou is a co-founder and served from 1983 to 1994 as Managing Partner of the San Diego law firm of Georgiou, Tosdal, Levine & Smith. From 1980 to 1983, Mr. Georgiou was Legal Affairs Secretary in the cabinet of California Governor Edmund G. Brown, Jr. From 1975 to 1980, he served in various capacities with the California Agricultural Labor Relations Board. He co-founded and since 1985 has served as Director, General Counsel and Corporate Secretary of California Infoplace, Inc., a privately-held corporation which operates customer service kiosks in shopping malls throughout the U.S. Mr. Georgiou received his A.B. degree with great distinction in 1970 from Stanford University, and J.D. Magna Cum Laude in 1974 from Harvard Law School.

Edward T. Hanley, Jr. Mr. Hanley was appointed to the Company's Board of Directors in July of 1993. Since 1990, he has been a partner in the Chicago law firm of Hanley & Spadoro. From 1984 to 1990, he was a managing attorney of the prepaid legal department of Borovsky & Ehrlich in Chicago. Mr. Hanley received his B.A. degree from Carthage College in 1980 and his J.D. degree from Chicago-Kent College of Law in 1983.

Edward F. Heil. Mr. Heil became a director of the Company in March 1993. He currently manages his real estate investments. He has served as President and Chief Executive Officer of American Environmental Construction Company, an Illinois-based corporation, since 1987. Prior to that, he was Chief Executive Officer and sole owner of E & E Hauling, Inc., a demolition, excavation and sanitary landfill management company founded by his father.

Dr. Sol Lizerbram. A founder of the Company, Dr. Lizerbram served as Chairman of the Board of Directors since its inception in 1985 until 1994. He continues to serve as a Director of the Company. Dr. Lizerbram is also co-founder and President of Family Practice Associates of San Diego, Inc., a multi-specialty primary care medical group. Dr. Lizerbram is also President and Chairman of the Board of Directors of FPA Medical Management, Inc., a company that provides management services to certain medical providers. He received his pharmaceutical degree in 1970 from the Long Island University School of Pharmacy, and his Doctor of Osteopathy degree in 1977 from the Philadelphia College of Osteopathic Medicine. Dr. Lizerbram was licensed as a Registered Pharmacist in the states of New York and Pennsylvania, and is licensed as an Osteopathic Physician and Surgeon in the states of Pennsylvania and California. He has received many awards and appointments including: Health Advisor to California Governor Edmund
G. Brown, Jr.; Medical Director, the Prudential Insurance Company, San Diego; recipient of a California State Senate Resolution for Recognition of his Contribution to Health Care; Nominee for Entrepreneur of the Year, INC. Magazine; and President, Jewish National Fund. Additionally, Dr. Lizerbram is a Trustee of the U.S. Olympic Committee.

Robert W. Quick. Mr. Quick has been a director of the Company since March, 1988. Mr. Quick, a self-employed entrepreneur, is a founder of the DeAnza Group of mobile home parks currently comprising over 8,000 lots in California and the Sunbelt areas. Currently, he maintains an investment interest in these parks. Additionally, Mr. Quick is an owner of the Indian Run Village in Chester County, Pennsylvania and is a general partner of Melody Lakes Properties, a Pennsylvania limited partnership, which owns and operates a 353-unit, five-star manufactured home community located in Quakertown, Bucks County, Pennsylvania.

Matthew C. Strauss. Mr. Strauss is a co-founder and has served since 1960 as chief executive officer of the real estate investment firm of Leeds & Strauss Enterprises. Leeds & Strauss has been involved in the development and management of an extensive portfolio of real estate holdings throughout the United States. Mr. Strauss has served in the leadership of the United Jewish Federation of San Diego and the San Diego Hebrew Home. He and his wife, Iris, have accumulated an international known collection of Modern paintings and sculpture and serve as trustees of the San Diego Museum of Contemporary Art and San Diego Opera. Mr. Strauss was a founder of San Diego National Bank and an early investor in Qualcomm, First Fidelity Acceptance Corporation and Pace Membership Warehouses, since acquired by K-Mart. He received his bachelor's degree and national forensic awards in 1955 from San Diego State University.

Lincoln R. Ward. Mr. Ward has served as a director of the Company since January 1989 and is Chairman of the Audit Committee. He is a retired Vice-President of Pacific Bell, President of his own business management consulting firm, and Senior Vice President of Executive Management Systems. In addition, he serves on the boards of directors of Fleet Aerospace, Inc., ExCell, the Cellular Connection and MobilWorks. His numerous other board memberships in the Los Angeles and San Diego areas have included: Economic Development Corp., San Diego Chamber of Commerce, United Way, Boy Scouts of America, California State University-Northridge, Urban League, Mexican and American Foundation, San Diego State University President's Council, St. Vincent de Paul Village, Mayor's Committees on both Water Conservation and City Operations, and Advisory Councils to two universities. He has a business degree from Wayne University, a graduate degree from Stanford University, and a doctorate (honorary) from National University.

Donald Kirsch. Mr. Kirsch has served as a director of the Company since May, 1995 and is Chairman of the Strategic Planning Committee. Mr. Kirsch is Chairman and President of The Wall Street Group, Inc., a financial services firm founded in 1959. Mr. Kirsch was a member of the board of directors of Supreme Equipment & Services Corp. from 1985 to 1993.

Steven F. Mayer. Mr. Mayer has served as a Director of the Company since November, 1995. Since June, 1994, Mr. Mayer has been the Managing Director of Aries Capital Group LLC, a private investment firm. Mr. Mayer was an investment banker with Apollo Advisors, L.P. and Lion Advisors, L.P., affiliated private investment firms, from April 1992 until June 1994, when he left to co-found Aries Capital Group. Prior to that time, Mr. Mayer was a lawyer with Sullivan & Cromwell specializing in mergers, acquisitions, divestitures, leveraged buyouts and corporate finance. Mr. Mayer is a current or former member of the Boards of Directors of BDK Holdings, Inc., a textile manufacturer, Roland International Corporation, a real estate holding company, and The Greater LA Fund, a non-profit investment group affiliated with Rebuild LA. Mr. Mayer is a graduate of Princeton University and Harvard Law School.

The Board of Directors conducted six regular meetings during the year ended December 31, 1995 and two special meetings. All members attended at least 75% of the Board of Directors meetings held in 1995 except for Mr.
Quick, who attended 63% of the meetings.

Compliance with Section 16(a) of the Exchange Act.

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the National Association of Securities Dealers. Officers, directors and greater than ten-percent shareholders are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company between January 1, 1995 and December 31, 1995, on year-end reports furnished to the Company after December 31, 1995 and on representations that no other reports were required, the Company has determined that during the last fiscal year all applicable 16(a) filing requirements were met except as follows:

         Dr. M.B. Merryman, President, Chief Executive Officer and a director of the Company, acquired an option to purchase 107,500 shares of common stock of the Company, which was reported on a Form 5 for calendar year 1995 filed on March 26, 1996. The Form 5 should have been filed on or before February 14, 1996.

         Edward T. Hanley, Jr., a Director of the Company, acquired an option to purchase 60,000 shares of common stock of the Company, which was reported on a Form 5 for calendar year 1995 filed on February 27, 1996. The Form 5 should have been filed on or before February 14, 1996.

         Robert W.Quick, a Director of the Company, acquired an option to purchase 60,000 shares of common stock of the Company, which was reported on a Form 5 for calendar year 1995 filed in March, 1996. The Form 5 should have been filed on or before February 14, 1996.

         Thomas Warren, Chief Financial Officer of the Company, was appointed as Chief Financial Officer of the Company on January 8, 1996 and thereby became subject to Section 16(a) reporting requirements. Mr. Warren filed a Form 3 on March 26, 1996. The Form 3 should have been filed on or before January 18, 1996.

         Dr. David L. Dalton, Executive Vice President of the Company, acquired an option to purchase 25,000 shares of common stock of the Company, which was reported on a Form 5 for calendar year 1995 filed on February 27, 1996. The Form 5 should have been filed on or before February 14, 1996.

EXECUTIVE COMPENSATION.

Summary Compensation.

The following table sets forth the aggregate cash compensation paid by the Company for services rendered during the last three fiscal years to the Company's Chief Executive Officer and to each of the Company's other executive officers whose annual salary and bonus for the most recent fiscal year exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                  Annual
                               Compensation                                   Long-Term Compensation Awards
                               ------------                                   ------------------------------
    Name and                                                Other Annual        Restricted          Stock       All Other
Principal Position      Year   Salary ($)    Bonus ($)   Compensation ($)(1)  Stock Awards ($)    Options(#)  Compensation ($)
- ------------------      ----   ------------  ----------- -------------------  ----------------    ----------  ----------------

M.B. Merryman, CEO      1995   $ 236,058     $117,500     $  25,000(3)                            117,500(2)
and President           1994   $ 171,870     $106,600(2)  $  25,000(3)                            107,500(2)
                        1993   $ 159,500(5)  $ 37,500(6)  $ 777,625(7)                            577,500(6)     $ 9,764(4)
                                                                                                      (7)(8)
Dr. David Dalton,       1995   $ 125,000                  $  12,000(11)                            25,000
Executive Vice          1994   $ 125,000(10) $   -0-      $   2,258(11)                                          $ 4,988(12)
President (9)

Dennis Smith,           1995   $ 104,277     $   -0-      $   7,000(13)                            25,000
Executive Vice          1994   $  68,716     $   -0-                                               20,000
President, Chief        1993   $  52,432     $   -0-                                                5,000
Operating Officer

(1) Dr. Merryman's other compensation included certain perquisites, of which $12,000 representing an annualized expense allowance of $1,000 per month which commenced in May 1992 and $12,000 representing an automobile allowance of $1,000 per month which commenced in January 1994. Additionally, he had an automobile allowance of $9,240 per year for 1992.

(2) In 1996, Dr. Merryman received as a bonus $117,500 ($35,000 of which was advanced in 1995) and an option to purchase 117,500 shares at fair market value of $2.291 per share. In 1995, Dr. Merryman received as a bonus $107,500 and an option to purchase 107,500 shares at fair market value of $3.16 per share. The cash bonus and stock option bonus were measured and paid/granted in 1995 but were based on performance in 1994.

(3) During 1995 and 1994, Dr. Merryman received $1,000 as compensation for serving on the Company's board of directors.

(4) A life insurance policy was purchased for Dr. Merryman in December 1992. The amount reflected here includes the annual premium of $3,954 for the year the premium became due. The premium due in each of 1993 and 1994 was paid in 1994 and 1995, respectively. In addition, the Company paid $5,810 for a disability policy for Dr. Merryman in each of 1992, 1993 and 1994.

(5) Included in Dr. Merryman's salary for 1993 are 3,334 shares of common stock of the Company valued at $7,500, which Dr. Merryman agreed on March 16, 1993 to accept in lieu of a cash raise of $7,500 effective May 1, 1993.

(6) In 1994, Dr. Merryman received as a bonus $37,500 and an option to purchase 37,500 shares at fair market value of $3.52 per share. The cash bonus and stock option bonus were measured and paid/granted in 1994 but were based on performance in 1993.

(7) Dr. Merryman's Employment Agreement was amended September 12, 1993. Pursuant to that amendment, Dr. Merryman agreed to the elimination of certain severance benefits in exchange for an immediate cash bonus of $100,000, immediate issuance of 150,000 shares of common stock of the Company valued at approximately $665,625 or approximately $4.44 per share and an immediate option to purchase 500,000 shares of common stock of the Company at a price of $4.50 per share at any time prior to September 11, 1998. The 150,000 shares and the shares underlying the options were registered on a Form S-8 registration statement filed in February, 1995.

(8) During 1993 Dr. Merryman received an option to purchase 20,000 shares, exercisable January 15, 1994, and an option to purchase 20,000 shares, exercisable June 16, 1994. Each Option was granted under the Company's Incentive Stock Option Plan and is related to compensation for serving on the Company's board of directors between January 1992 and through June 1993 and June 1994, respectively.

(9) Dr. Dalton entered into an Employment Agreement with Medi-Claim, Inc. as of November 19, 1994. Prior to that date, Dr. Dalton was employed by Medical Services Agency, Inc. (d/b/a Mednet). The amounts set forth herein for Dr. Dalton reflect amounts received during 1994 by Dr. Dalton from the Company and Mednet.

(10) During 1994, Dr. Dalton received approximately $110,795 in salary from Mednet and approximately $14,205 in salary from Medi-Claim, Inc.

(11) Pursuant to Dr. Dalton's Employment Agreement, Dr. Dalton received an automobile allowance of $1,000 per month, which began as of November 19, 1994. Prior to that time, Dr. Dalton was entitled to use of a car owned by Mednet, which during 1994 had a value of $758.

(12) Mednet paid approximately $4,988 in life insurance premiums in 1994 towards a life insurance policy for Dr. Dalton.

(13) Commencing May, 1995 Mr. Smith received an automobile allowance of $1,000 per month.

Other than the Company's Incentive Stock Option Plan and Nonqualifying Stock Option Plan, there are no retirement, pension, or profit sharing plans for the benefit of the Company's officers, directors and employees. The Company does provide health insurance coverage for its employees and life insurance and disability insurance for its Chief Executive Officer. The Board of Directors may recommend and adopt additional programs in the future for the benefit of officers, directors and employees.

Option Grants in 1995.

Information concerning 1995 grants to named executive officers is reflected in the table below. The amounts shown for each of the named executive officers as potential realizable values are based on arbitrarily assumed annualized rates of stock price appreciation of five percent and ten percent over the full five year term of the options. These potential realizable values are based solely on arbitrarily assumed rates of price appreciation required by applicable SEC regulations. Actual gains, if any, on option exercises and common stockholdings are dependent on the future performance of the Company and overall stock market conditions. There can be no assurance that the potential realizable values shown in this table will be achieved.

                              OPTION GRANTS IN 1995

                                                                                                                 Potential
                                                                                                         Realized Value at Assumed
                                                                                                        Annual Rates of Stock Price
                                                              Individual Grants                         Appreciation for Option Term
                                           --------------------------------------------------------     ----------------------------
                                                                % of
                                                            Total Options
                                                              Granted to
                                            Options         Employees in     Exercise    Expiration
Name                                       Granted (#)         1995 (1)        Price        Date         (5%) ($)         (10%) ($)
- ----                                       -----------      --------------   --------    ----------      ---------        ----------

M.B. Merryman ....................           117,500            43.0%        $   2.30       1/01          $ 74,665         $164,990
David Dalton ....................             25,000             9.1%        $   2.75       5/00          $ 18,994         $ 41,973
Dennis Smith ....................             25,000             9.1%        $   2.75       5/00          $ 18,994         $ 41,973

(1) During 1996 Dr. Merryman received option to purchase 117,500 shares based upon 1995 results of operations. These options are considered to have been granted in 1995 for purposes of the table.

The Incentive Stock Option Plan provides that no option may be granted at an exercise price less than the fair market value of the Common Shares of the Company on the date of grant. Options granted pursuant to the Incentive Stock Plan expire five years from date of grant and may not be exercised during the initial one year period from initial date of grant.

Aggregated Option Exercises and Year-End Option Values in 1994.

The following table summarizes for each of the named executive officers of the Company the number of stock options, if any, exercised during 1995, the aggregate dollar value realized upon exercise, the total number of unexercised options held at December 31, 1995 and the aggregate dollar value of in-the-money unexercised options, if any, held at December 31, 1995. Value realized upon exercise is the difference between the fair market value of the underlying stock on the exercise date and the exercise price of the option. The value of unexercised, in-the-money options at December 31, 1995 is the difference between its exercise price and the fair market value of the underlying stock on December 31, 1995, which was $2.25 per share based on the closing bid price of the Common Stock on December 31, 1995. The underlying options have not been and, may never be exercised; and actual gains, if any, on exercise will depend on the value of the Common Stock on the actual date of exercise. There can be no assurance that these values will be realized.

         AGGREGATED OPTION EXERCISES IN 1995 AND YEAR-END OPTION VALUES

                                                       Number of Unexercised       Value of Unexercised
                                                             Options at           In-the-Money Options at
                                                             12/31/94(#)                 12/31/95($)
                                                   ----------------------------- --------------------------
                   Shares
                  Acquired on     Value Realized
Name              Exercise(#)           ($)        Exercisable   Unexercisable   Exercisable  Unexercisable
- -------------     ------------    ---------------  ------------- --------------- ------------ -------------

M.B. Merryman                                        727,500(1)      117,500        $10,000          $0
David Dalton         -0-                  -0-            -0-          25,000            -0-          $0
Dennis Smith                                          35,000          25,000        $ 1,700          $0

(1)  Includes 107,500 shares that became exercisable on January 1, 1996.

Long-Term Incentive Plan Awards in 1995.

The registrant has no "long-term incentive plan". As stated in the president's employment contract, his bonus and raise are based on increasing sales over each prior year. He is entitled to a $2,500 cash bonus for every $1 million increase in sales from the prior year. Additionally, he is entitled to 2,500 stock options for each $1 million increase in sales over the prior year. Alternatively, at his option, he is entitled to a bonus equal to 1% of the reported pre-tax consolidated profit of the Company for the prior calendar year and an option to purchase 50,000 Common Shares. The options are to be granted at fair market value plus $.10. In 1995, consolidated sales increased over $47 million; the president was entitled to a $117,500 cash bonus and 117,500 stock options, which he received in 1996.

Pursuant to Dr. Dalton's Employment Agreement, the Board of Directors of the Company may award a bonus to Dr. Dalton of cash or stock options. However, such award is subject to the sole discretion of the Board of Directors. No such award was granted in 1995.

Future Benefits or Pension Plan Disclosure in 1995.

The Company has no such benefit plans.

Director Compensation.

During 1995, the Company paid board members $500 per meeting up to a maximum of $2,000 per year. Members of the audit committee received $250 per committee meeting up to a maximum of $500 per quarter. There is a Nonqualifying Stock Option Plan ("NQSOP") for the benefit of the nonemployee directors of the Company and others having rendered significant services to the Company. An aggregate of 1,615,000 shares of Common Stock have been reserved to be issued pursuant to the NQSOP. Each non-employee director receives an automatic grant of 60,000 options of Common Stock, based upon election to the Board of Directors for a term of three years. Upon completion of each year of service to the Company 20,000 shares will vest. The options cannot be exercised until they are held a year and cannot be exercised after ten years from the date of grant. The exercise prices equal or exceed fair market value on the date of grant.

Prior to nominating Leo McCarthy as a director, the Company agreed to award Mr. McCarthy as compensation for serving on the Company's board of directors, options to purchase an aggregate of 230,000 Common Shares of the Company. The options with respect to 50,000 shares vested immediately upon his election as director. The remaining options were granted under the NQSOP in lieu of the automatic grant described above and will vest with respect to 60,000 shares on each of the first three anniversaries of the date Mr. McCarthy was elected to the Company's board of directors, provided he is a member of the board of directors on the respective anniversary date. The exercise price of the options is $2.85, which represents the market value of the Common Shares on the date Mr. McCarthy was elected plus $.10. In addition, Mr. McCarthy will receive $500 plus reasonable expenses for attending each of the board of directors meetings during the year. After January 3, 1995, Mr. McCarthy will also receive additional cash compensation equal to 1% of the gross sales generated by accounts brought to the Company as a result of Mr. McCarthy's efforts.

As of December 31, 1995, approximately 31 options under the NQSOP to purchase an aggregate of approximately 1,009,000 shares of Common Stock at exercise prices ranging from $.7738 to $3.81 per share were outstanding.

Employment  Contracts  and  Termination  of  Employment  and   Change-In-Control
Arrangements.

M.B. Merryman.

The Company entered into a five year employment Agreement with Dr. Merryman, effective May 1, 1992. The term of the Agreement can be extended for successive additional one-year terms commencing in 1993. On March 16, 1993, the Company authorized a one-year extension of the Agreement. Beginning May 1, 1993 and thereafter on the anniversary date of the Agreement, Dr. Merryman's base salary will be increased by an amount equal to one-half of the cash bonus earned by him for the previous year, provided that the increased base salary will not exceed an amount equal to one-hundred thirty-five percent (135%) of the prior year's base salary. Pursuant to the Agreement, the Company is currently paying an annual salary to Dr. Merryman in the amount of $178,250. On May 1, 1995, his base salary will increase to $232,000. As of January 1st of each year, Dr. Merryman will receive an annual bonus of cash and options to acquire Common Shares. The computation of the bonus is as follows: for each $1 million increase in the Company's consolidated annual gross sales for the previous calendar year compared to consolidated annual gross sales for the second previous calendar year, he will receive $2,500 in cash and an option to purchase 2,500 shares at the Option Price. The Option Price is the average closing bid price in the last ten trading days of the previous year plus $.10. In lieu of the annual bonus, Dr. Merryman is entitled to receive cash equal to one percent of the reported pre-tax consolidated profit of the Company for the prior calendar year and an option to purchase 50,000 shares at the above defined Option Price. Dr. Merryman is also entitled to the use of a Company owned or leased vehicle. He also has a $12,000 discretionary expense allowance. The Company provides and pays the premium for a policy of life insurance and a policy of long-term disability insurance for Dr. Merryman.

Pursuant to an amendment to the Agreement, entered into as of September 12, 1993, all entitlement to severance pay has been eliminated. As consideration for the deletion Dr. Merryman received an immediate cash bonus of $100,000 and 150,000 Common Shares. Additionally, Dr. Merryman received immediate options to purchase 500,000 Common Shares at a price of $4.50 per share at any time prior to September 11, 1998. The Company has registered the 150,000 shares and the 500,000 shares underlying the options on a Form S-8 registration statement filed in February, 1995. The amendment also eliminated non-competition provisions.

Dr. David Dalton.

Medi-Claim, Inc. entered into a three-year Employment Agreement with Dr. David Dalton as of November 19, 1994. The agreement will automatically renew for successive two-year terms unless terminated by either party not less than ninety days prior to the end of the then current term. The agreement provides for Dr. Dalton to serve as an Executive Vice President of the Company and President of Medi-Claim, Inc. at the pleasure of the Company's Board of Directors. Under the agreement, Dr. Dalton is entitled to an annual base compensation of $125,000, an automobile allowance of $1,000 per month and other benefits on the same basis as other employees of Medi-Claim, Inc. The agreement also contains certain non-competitive and non-solicitation covenants that extend in most circumstances to three years after the termination of the Employment Agreement.

Other.

Stock Option Plans.

Effective March, 1988, the Company adopted an Incentive Stock Option Plan ("ISOP") for the benefit of officers, directors and key employees of the Company. The ISOP is designed to comply with Section 422(A) of the Internal Revenue Code of 1986, as amended. An aggregate of 1,165,000 Common Shares of the Company have been reserved for issuance pursuant to the ISOP. As of December 31, 1995, approximately 48 options to purchase an aggregate of approximately 611,500 Common Shares at exercise prices ranging from $.7738 to $3.50 per share were outstanding under the ISOP. The ISOP, designed as an incentive for key employees, is administered by the Compensation Committee of the Board of Directors, which selects optionees and determines the number of Common Shares subject to each option. The ISOP provides that no option may be granted at an exercise price less than the fair market value of the Common Shares of the Company on the date of grant. Unless otherwise specified, the options expire five years from date of grant and may not be exercised during the initial one year period from initial date of grant.

Effective November, 1988, the Board of Directors adopted a Nonqualifying Stock Option Plan ("NQSOP") for the benefit of the nonemployee directors of the Company and others having rendered significant services to the Company. To date, 1,115,000 Common Shares have been reserved to be issued pursuant to the NQSOP. At the June 16, 1993 annual meeting, stockholders approved instituting a formula pursuant to which each non-employee director receives an automatic grant of options to purchase 60,000 Common Shares, based on election for a three year term, upon completion of each year of service to the Company, 20,000 of the aforementioned grant will vest. The options cannot be exercised until they are held a year and cannot be exercised after ten years from the date of grant. The exercise prices equal or exceed fair market value on the date of grant. As of December 31, 1995, approximately 31 options to purchase an aggregate of approximately 1,009,000 Common Shares at exercise prices ranging from $.7738 to $3.81 per share are outstanding.

Report of the Compensation Committee on Executive Compensation

The Compensation Committee of the Board of Directors is composed of three nonemployee directors. The Committee is responsible for establishing and administering the compensation policies applicable to the Company's officers and key personnel.

The assessment of the relationship of corporate performance to executive compensation is specific regarding the Chief Executive Officer's compensation, which is based on the past year's results and provides incentives for future improvement. The Company's goal is to design management pay structures and award opportunities that further encourage a performance-based environment that will contribute to the projected rapid growth of the Company.

Comparisons of base salaries to the market should take into account the growth the Company has experienced in the past year, including corporate acquisitions. Measurements of corporate responsibility may, therefore, be less accessible to obvious conclusions for comparison to executive compensation.

The compensation of the Chief Executive Officer, M.B. Merryman, is established by the Compensation Committee in the terms of a five-year employment agreement entered into by the Company with Dr. Merryman, effective May 1, 1992 which was extended for an additional year on March 16, 1993, and amended as of September 12, 1993. The object of his compensation package is to encourage achievement of both increased market share and profit. Dr. Merryman's bonus is based on corporate performance; increases in the Company's annual gross sales for a calendar year compared to consolidated annual gross sales for the previous calendar year entitles him to receive a cash bonus and an option to acquire shares of Common Stock at the Option Price. In lieu of the annual bonus, Dr. Merryman may receive a percent of the Company's consolidated profits for the prior calendar year and an option to purchase shares at the Option Price.

The Committee believes that a portion of senior executives' compensation should be dependent on value created for the shareholders. The Incentive Stock Option Plan ("ISOP") was designed as an incentive for key employees and is administered by the Compensation Committee of the Board of Directors which selects optionees and determines the number of shares of common Stock subject to each option. The Compensation Committee continues to strive to ensure that the Company's compensation plan attracts, retains and rewards both staff and management personnel while continuing to operate in the best interests of the shareholders.

Compensation Committee Members

Edward Heil
Robert Quick
Byron Georgiou

STOCKHOLDER RETURN PERFORMANCE GRAPH

Federal regulation requires that a proxy statement relating to the annual election of directors include a line graph comparing cumulative total shareholder return on Common Stock with the cumulative total return of (1) NASDAQ Combined Index and (2) a published industry or line-of-business index. The performance comparison appears below.

The Board of Directors and its Compensation Committee recognize that the market price of stock is influenced by many factors, only one of which is Company performance. The stock price performance shown on the graph is not necessarily indicative of future price performance.

                      Comparison of Cumulative Total Return

                 Total Returns Assume Reinvestment of Dividends

The following data points were utilized in preparation of the omitted graph.

                         1990      1991      1992      1993      1994      1995
                         ----      ----      ----      ----      ----      ----

Mednet                   1.00      4.86      3.29      4.57      3.43      2.57
NASDAQ Composite         1.00      1.57      1.81      2.08      2.01      2.81
Retail Stores - Drug     1.00      1.30      1.44      1.32      1.46      2.00

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of April 16, 1996 there were issued and outstanding voting securities (Common Shares, Series A Preferred, Series C Preferred and Series D Preferred) entitled to cast a total of 30,714,722 votes on the matters on the agenda for the meeting.

The following table sets forth information regarding shares of voting securities of the Company beneficially owned as of April 16, 1996 by: (i) each person known by the Company to beneficially own 5% or more of the outstanding voting securities; (ii) by each director or nominee for director, (iii) by each person named in the summary compensation table and (iv) by all officers and directors as a group.


  Name and Addresses of
   Officers, Directors                  Amount of               Percentage of
and Principal Shareholders            Common Stock*           Voting Securities*
- --------------------------            -------------           ------------------

M.B. Merryman1,2                         1,061,502                   3.62%
871-C Grier Drive
Las Vegas, Nevada  89119

Dr. Sol Lizerbram1,3,4                     363,199                   1.26%
4205 Fairmount Avenue
San Diego, CA  92105

Edward F. Heil1,5                        2,029,000                   7.09%
2901 Centre Circle
Downers Grove, IL  60515

Edward T. Hanley, Jr.1,6                   415,000                   1.43%
29 South LaSalle Street
Suite 735
Chicago, IL  60603

Byron S. Georgiou1,7                       164,328                     **
750 B Street, 31st Floor
San Diego, CA  92101

Robert W. Quick1,8                         298,054                   1.04%
1045 N. West End Boulevard
Quakertown, PA  18951

Matthew C. Strauss1,9                      900,000                   3.14%
11975 El Camino Real
Suite 103
San Diego, CA  92130

Lincoln R. Ward1,10                        160,577                     **
9191 Town Centre Dr.,
Suite 105
San Diego, CA  92122
                                           110,000                     **
Honorable Leo McCarthy1,11
400 Magellan Avenue
San Francisco, CA  94110
Donald Kirsch                              129,444                     **

Steven F. Mayer                            123,412                     **
11766 Wilshire Blvd.,
Suite 870
Los Angeles, CA  90025

Dr. David L. Dalton12                       25,000                     **
6 Sheffield Drive
Berkshire Hills
Dillsburg, PA  17019

Dennis Smith13                             203,613                     **
6 Sheffield Drive
Berkshire Hills
Dillsburg, PA  17019

Executive Officers and                   6,048,129                  21.00%
Directors as a group
(15 Individuals)

- ----------------

* Assumes exercise of all exercisable options held by listed security holders which can be acquired within 60 days from March 21, 1996.

**   Less than 1%.

Except as noted, the table does not give effect to an aggregate of approximately 4,847,834 shares of Common Stock underlying outstanding stock options and warrants. Outstanding warrants and options entitled the holders thereof to no voting rights.

The shareholders listed have sole voting and investment power, except as otherwise noted.

1    Director or executive officer.

2 Includes 27,500 shares underlying an option exercisable commencing September 3, 1993, 500,000 shares underlying an option exercisable commencing September 12, 1993, 20,000 shares underlying an option exercisable commencing January 15, 1994, 15,000 shares underlying an option exercisable commencing January 1, 1994, 20,000 shares underlying an option commencing June 16, 1994, 37,500 shares underlying an option exercisable commencing January 1, 1995 and an option to acquire an additional 107,500 shares exercisable January 1, 1996. In addition, Mr. Merryman has an option to acquire 117,500 exercisable January 1, 1997. A trust, over which Dr. Merryman has voting and investment power, holds 12,307 Common Shares.

3 Does not include Common Shares owned by Mr. Joseph Lizerbram, Dr. Lizerbram's father. Dr. Lizerbram disclaims any beneficial ownership with respect to said Common Shares. The Company believes Mr. Joseph Lizerbram owns 25,692 Common Shares.

4 Includes 11,000 shares underlying an option exercisable commencing November 1, 1989, 31,500 shares underlying an option exercisable commencing October 25, 1991, 20,000 shares underlying an option exercisable commencing September 3, 1993, 20,000 shares underlying an option exercisable commencing January 17, 1994 and 40,000 shares from an option to acquire 60,000 shares, which is exercisable with respect to 20,000 commencing June 16, 1994, and with respect to 20,000 shares commencing May 19, 1995. In addition, Dr. Lizerbram may acquire an additional 20,000 shares under the 60,000 share option after June 16, 1996. A trust, for which Dr. Lizerbram has voting and investment power, holds 5,000 Common Shares. Also includes shares held by Dr. Lizerbram's spouse (5,825 Common Shares), his son (1,050 shares) and shares held in an Individual Retirement Account (1,250).

5 Includes 40,000 shares underlying an option to acquire 60,000 shares exercisable with respect to 20,000 shares commencing June 16, 1994 and with respect to 20,000 shares commencing May 19, 1995. In addition, Mr. Heil may acquire 20,000 shares under the 60,000 share option after June 16, 1996. Three different trusts, for which Mr. Heil has voting and investment power, hold 704,000 shares of common stock collectively.

6 Includes an option to purchase 40,000 shares, which option is exercisable 20,000 shares after June 16, 1994, and 20,000 shares after May 19, 1995. Also includes warrants with respect to 375,000 shares that were obtained pursuant to consulting agreements between the Company and a third-party consultant.

7 Includes 31,500 shares underlying an option exercisable commencing October 25, 1991, 20,000 shares underlying an option exercisable commencing September 3, 1993, 20,000 shares underlying an option exercisable commencing January 17, 1994, 50,000 shares underlying an option exercisable commencing June 18, 1994 and 40,000 shares underlying an option to acquire 60,000 shares, which is exercisable with respect to 20,000 shares commencing June 16, 1994 and with respect to 20,000 shares commencing May 19, 1995. In addition, Mr. Georgiou may acquire an additional 20,000 shares under the 60,000 share option after June 16, 1996.

8 Includes 20,000 shares underlying an option exercisable commencing September 3, 1993, 20,000 shares underlying an option exercisable commencing January 17, 1994, an option to acquire 40,000 shares which is exercisable with respect to 20,000 shares commencing June 16, 1994 and 20,000 shares commencing June 16, 1995; and 40,000 shares from an option to acquire 60,000 shares which is exercisable with respect to with respect to 20,000 shares commencing May 19, 1995 and with respect to 20,000 shares commencing May 19, 1996. In addition, Mr. Quick may acquire the additional 20,000 shares under the 40,000 share option after June 16, 1996 and an additional 20,000 shares under the 60,000 share option after May 19, 1997.

9 Includes three different trusts, for which Mr. Strauss has voting and investment power, which hold an aggregate of 120,000 Common Shares. Also includes 70,000 shares of Common Stock for six different Uniform Gift accounts for which Mr. Strauss acts as custodian. Also includes 50,000 shares underlying an option exercisable commencing June 18, 1994 and 40,000 shares underlying an option exercisable with respect to 20,000 shares commencing June 16, 1994, with respect to 20,000 shares commencing May 19, 1995 and 20,000 shares underlying an option to acquire 60,000 shares exercisable on May 19, 1996. In addition, Mr. Strauss may acquire the additional 40,000 shares underlying the 60,000 share option which is exercisable with respect to 20,000 shares commencing May 19, 1997 and with respect to the remaining 20,000 shares on May 19, 1998.

10 Includes 20,000 shares underlying an option exercisable commencing September 3, 1993, 20,000 shares underlying an option exercisable commencing June 16, 1994, 50,000 shares underlying an option exercisable commencing June 18, 1994, 20,000 shares underlying an option exercisable commencing January 17, 1994 and 20,000 shares underlying an option to acquire 60,000 shares, which is exercisable with respect to 20,000 shares commencing May 19, 1995. In addition, Mr. Ward may acquire an additional 40,000 shares under the 60,000 share option, which is exercisable with respect to 20,000 shares after June 17, 1996 and with respect to the 20,000 shares after June 17, 1997. Mr. Ward holds 15,000 shares in an Individual Retirement Account.

11 Includes 50,000 shares underlying an option exercisable commencing on June 17, 1994 and 60,000 shares underlying an option to acquire 180,000 shares, which is exercisable with respect to 60,000 shares commencing May 19, 1995. In addition, Mr. McCarthy may acquire an additional 120,000 shares under the 180,000 share option, which is exercisable with respect to 60,000 shares after June 17, 1996 and with respect to 60,000 after June 17, 1997.

12 Includes 25,000 shares underlying an option exercisable commencing May 21, 1996.

13 Includes 10,000 shares underlying an option exercisable commencing September 3, 1993; 5,000 shares underlying an option commencing July 20, 1994; 20,000 shares underlying an option commencing March 1, 1995; and 25,000 shares underlying an option commencing May 21, 1996.


Changes in Control.

The Company knows of no arrangement, including the pledge by any person of securities of the Company, which may at a subsequent date result in change of control of the Company.

TRANSACTIONS WITH RELATED PARTIES

In June 1991, the Company entered into an agreement with a marketing consultant pursuant to which it agreed to issue warrants to purchase up to 2,000,000 Common Shares ("Warrants"). Warrants with respect to 250,000 shares were immediately vested upon signing the agreement. An additional 750,000 Warrants were vested in 1994. Mr. Hanley, a director of the Company, holds vested Warrants with respect to 172,142 shares with respect to that agreement. The agreement expired by its terms on May 31, 1994. As of June 1, 1994 the Company entered into a Consultant Agreement with the marketing Consultant's professional corporation. Under that agreement, the consultant or his assigns receive warrants to purchase 1,000,000 Common Shares at a price of $3.00 per share. Mr. Hanley, a director of the Company, was assigned and holds warrants with respect to 202,858 of those shares. See "Management's Discussion and Analysis" in the accompanying Annual Report.

                                 PROPOSAL NO. 1:

                              ELECTION OF DIRECTORS



         Pursuant to the Articles of Incorporation and the Bylaws of the Company, the Board of Directors is divided into three classes of directors, each class comprising approximately one-third of the Board. At each annual stockholders meeting, one class of directors is elected to three year terms. Accordingly, the directors elected at this meeting will serve until the annual meeting to be held in 1999, and until their successors are elected and qualified. The persons named in the enclosed form of Proxy will vote the shares represented by such Proxy FOR the election of the four nominees for director named below. The nominees are:


Name of Nominee                      Age       Current Position
- ---------------                      ---       ----------------

Byron S. Georgiou                    47        Director
Edward F. Heil                       50        Director
Dr. Sol Lizerbram                    48        Director
Steven F. Mayer                      36        Director

Biographical information regarding Mr. Georgiou, Mr. Heil, Dr. Lizerbram and Mr. Mayer is set forth above under the caption "Directors and Executive Officers".

Vote Required

Pursuant to the terms of the Company's Articles of Incorporation, as amended, every holder of Common Shares voting for the election of directors is entitled to one vote for each share of Common Shares, Series C Preferred or Series D Preferred owned and 6.67 votes for every share of Series A Preferred owned. A shareholder may vote each share once for one nominee to each of the director positions being filled, and there is no cumulative voting.

Proxies solicited hereby (other than Proxies in which the vote is withheld as to one or more nominees) will be voted for the three candidates standing for election as directors nominated by the board. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for election of such substitute as the Board may recommend. At this time, the Board knows of no reason why any nominee might be unavailable to serve.

The Board of Directors unanimously recommends a vote FOR each of the director nominees.

                                 PROPOSAL NO. 2:

                       RATIFICATION OF THE APPOINTMENT OF
                       MCGLADREY & PULLEN, LLP AS AUDITORS
                  FOR THE FISCAL YEAR ENDING DECEMBER 31, 1996.

The Board of Directors, upon the recommendation of the Audit Committee, has appointed McGladrey & Pullen, LLP to examine the financial statements of the Company for the fiscal year ending December 31, 1996, and solicits the ratification of this appointment by the shareholders. Neither such firm nor any of its members nor any of their associates has or has had during the past four years any financial interest in the Company, direct or indirect, or any relationship with the Company other than in connection with their duties as auditors and accountants.

Representatives of McGladrey & Pullen, LLP are expected to be present at the Annual Meeting to respond to shareholders' questions and to make any statements they consider appropriate.

Vote Required

The affirmative vote of the holders of outstanding Common Shares Series A Preferred, Series C Preferred and Series D Preferred representing a majority of the voting power which is present or represented by Proxy and entitled to vote at the Annual Meeting of Shareholders is required in order to approve Proposal 2.

The Board of Directors unanimously recommends a vote FOR Proposal 2.

SHAREHOLDER PROPOSALS FOR THE 1997 ANNUAL MEETING

Shareholders may submit proposals appropriate for shareholder action at the Company's Annual Meeting to be held in 1997 consistent with the regulations of the Securities and Exchange Commission. For proposals to be considered for inclusion in the Proxy Statement for the 1997 Annual Meeting, they must be received by the Company no later than December 31, 1996. Such proposals should be directed to Medi-Mail, Inc. Attn: Julie Ledbetter, Secretary, 871-C Grier Drive, Las Vegas, Nevada 89119.

OTHER BUSINESS

The Board of Directors in not aware of any business to come before the meeting other than those matters described above in this Proxy Statement. If, however, any other matters should properly come before the meeting, it is intended that holders of the Proxies will act in accordance with their judgment on such matters.

ANNUAL REPORT TO SHAREHOLDERS

The Annual Report of the Company for the calendar year ended December 31, 1995, including audited financial statements for the year then ended, is enclosed with this Proxy Statement. The Annual Report is not deemed part of this Proxy soliciting material and the financial statements contained in the Report are not incorporated herein by reference. The Company's Form 10-K for the period ended December 31, 1995 may be obtained without charge, by writing the Company,
Attention: Investor Relations, 871-C Grier Drive, Las Vegas, Nevada 89119.


                                 BY ORDER OF THE BOARD OF DIRECTORS



                                 /s/ Julie Ledbetter
                                 --------------------------
                                 Julie Ledbetter, Secretary

April 22, 1996
Las Vegas, Nevada

PROXY                                                                      PROXY

                             MEDNET, MPC CORPORATION

                 Annual Meeting of Shareholders -- May 20, 1996

      THIS PROXY IS SOLICITED ON BEHALF OF THE COMPANY'S BOARD OF DIRECTORS

         The undersigned hereby appoints M.B. Merryman and Julie Ledbetter as Proxies, with the power to appoint a substitute, and hereby authorizes them to represent and vote, as designated below, all of the Common Shares of MEDNET, MPC CORPORATION which the undersigned is entitled to vote at the 1996 Annual Meeting of Shareholders of the Company and at any and all adjournments thereof, with respect to the matters set forth below and described in the Notice of Annual Meeting and Proxy Statement dated April 22, 1996.

1.       To elect directors

         [ ] FOR ALL NOMINEES LISTED (Except as marked to contrary below)

         [ ] WITHHOLD AUTHORITY to vote for all nominees below

INSTRUCTIONS: To withhold authority to vote for any nominee, strike a line through the nominee's name:

Byron S. Georgiou      Edward F. Heil     Sol Lizerbram        Steven F. Mayer


FOR  AGAINST  ABSTAIN   2 - To ratify the appointment of McGladrey & Pullen, LLP
[ ]    [ ]     [ ]          as auditors to examine the Company's accounts for
                            the fiscal year ending December 31, 1995.

                            In their discretion, to transact such other business as may properly come before the meeting or any and all adjournments thereof.

         This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no indication is made, this Proxy will be voted FOR Proposals 1 through 2.

Dated: ________________________, 1996

         Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

Signature ____________________________________________________

Signature if held jointly ____________________________________

================================================================================
       PLEASE MARK, SIGN AND DATE. FOLD AND RETURN THE PROXY CARD PROMPTLY
                      USING THE ENCLOSED PRE-PAID ENVELOPE.
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